EXHIBIT 99.1

Sidus Space Signs Contracts with NASA to Support the Astra Program and with Mission Helios for Space Services for a Combined Value of $1 Million

CAPE CANAVERAL, Fla., December 17, 2021-- Sidus Space, Inc. (NASDAQ: SIDU), a Space-as-a-Service satellite company, today announced a contract with NASA to support the Astra program and another with Mission Helios, a space-based blockchain technology company, for space services with a combined value of $1 million dollars.

For NASA’s Advanced Space Technology Roadmapping Architecture (ASTRA) project, NASA’s Autonomous Systems Lab (ASL) team will join Sidus Space to integrate and demonstrate for the first time, Advanced Exploration Systems (AES) derived autonomous operations in a spaceflight environment. The demonstration will provide the necessary flight heritage for an autonomous system development platform to be used throughout the Artemis project and beyond. ASTRA will infuse multiple new technologies, including an autonomous imaging system on a Sidus-built LizzieSat-1 satellite which will then be deployed from the International Space Station (ISS) using the SSIKLOPS deployer. The ASTRA imaging system will capture images of targets on Earth during predefined times to test autonomous functionally of conducting imaging system operations, capturing images of specific targets, and imaging system downlink and memory performance.

LizzieSat-1, currently manifested to launch late 2022, will validate the AES-developed autonomy software (NPAS) through on-orbit testing. The testing will evaluate the autonomous operation of the satellite imaging functions, assess the performance and behavior of the spacecraft power systems, and support the development, integration, testing, and operations of critical technologies for current and future Human Exploration and Operations Mission Directorate (HEOMD) missions.

In addition to the ASTRA technologies aboard LizzieSat-1, Sidus Space will also provide launch and integration services for the ERC-20 token community, Mission Helios. As a decentralized space community, Helios plans to pioneer a new and innovative space-based blockchain technology that will mint satellite imagery through non-fungible tokens (NFTs) on the Ethereum blockchain.

Under the agreement, Sidus Space will provide launch and mission services to test the first-ever blockchain-based 1U (approximately 10 cm3) satellite imagery system aboard the multi-mission LizzieSat platform. LizzieSat-1 will launch and deploy from the International Space Station utilizing the SSIKLOPS deployer. The Helios imagery system will deploy from the ISS to provide a new era of satellite imagery. The imagery system that will encode Earth images into NFTs that can be bought, sold, and traded ensures the data collected from the system will be stored for the foreseeable future in an open-source and non-manipulative manner that can be freely used for expanding space research and exploration.

About Sidus Space, Inc.

Sidus Space located in Cape Canaveral, Florida, operates from a 35,000-square-foot manufacturing, assembly, integration, and testing facility. Sidus Space focuses on commercial satellite design, manufacture, launch, and data collection, with a mission of Bringing Space Down to Earth™ and a vision of enabling space flight heritage status for new technologies while delivering data and predictive analytics to domestic and global customers. Sidus Space makes it easy for any corporation, industry, or vertical to start their journey off-planet with our rapidly scalable, low-cost satellite services, space-based solutions, and testing alternatives. More than just a ‘Satellite-as-a-Service’ provider, we become your trusted Mission Partner from concept to Low Earth Orbit and beyond. Sidus is ISO 9001:2015, AS9100 Rev. D certified, and ITAR registered.

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Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute ‘forward-looking statements’ within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements relating to the expected trading commencement and closing dates. The words ‘anticipate,’ ‘believe,’ ‘continue,’ ‘could,’ ‘estimate,’ ‘expect,’ ‘intend,’ ‘may,’ ‘plan,’ ‘potential,’ ‘predict,’ ‘project,’ ‘should,’ ‘target,’ ‘will,’ ‘would’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties related to market conditions and other factors discussed in the ‘Risk Factors’ section of the final prospectus dated December 13, 2021 filed with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Sidus Space, Inc. specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

For investor and media inquiries, please contact:

James Carbonara

Hayden IR

(646) 755-7412

james@haydenir.com

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